Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS THIRD QUARTER 2010 RESULTS

TACOMA, WA. – Oct. 20, 2010—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the third quarter ended Sept. 24, 2010 of $313 million, an increase of 10 percent from $285 million for the third quarter of 2009. Net income for the third quarter was $10.2 million or $0.23 per diluted share, an increase of 24 percent as compared to $8.2 million or $0.19 per diluted share for the third quarter of 2009.

“We are pleased to see double-digit revenue growth for the second straight quarter this year,” TrueBlue CEO Steve Cooper said. “We are also encouraged by the increased monthly rate of revenue growth we have experienced during the third quarter. Businesses are increasing their use of temporary staffing and we will continue to invest in our sales and customer service initiatives to capitalize on this growth opportunity.”

TrueBlue closed 13 branches, resulting in 726 branches in operation at the end of the quarter.

For the fourth quarter of 2010, TrueBlue estimates revenue in the range of $295 million to $305 million and net income per diluted share for the quarter of $0.07 to $0.12.

About TrueBlue

TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2009, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com.

Forward-looking Statements

This news release contains forward-looking statements that reflect management’s current outlook for future periods, including statements regarding economic trends and future profitability. These forward-looking statements are based upon TrueBlue’s current expectations, and TrueBlue’s actual results may differ materially from those described or contemplated in the forward –looking statements. Factors that may cause TrueBlue’s actual results to differ materially from those contained in the forward-looking statements, include without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; and 10) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TRUEBLUE, INC.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2010	September 25, 2009	September 24, 2010	September 25, 2009
Revenue from services	$312,769	$284,843	$837,424	$756,268
Cost of services	228,181	202,220	615,882	538,144

Gross profit	84,588	82,623	221,542	218,124
Selling, general and administrative expenses	64,442	64,950	186,926	196,644
Depreciation and amortization	3,874	4,237	11,888	12,662

Income from operations	16,272	13,436	22,728	8,818
Interest and other income, net	144	240	663	2,153

Income before tax expense	16,416	13,676	23,391	10,971
Income tax expense	6,197	5,437	7,511	4,305

Net income	$10,219	$8,239	$15,880	$6,666

Net income per common share:
Basic	$0.24	$0.19	$0.37	$0.16
Diluted	$0.23	$0.19	$0.37	$0.16

Weighted average shares outstanding:
Basic	43,269	42,906	43,196	42,808
Diluted	43,509	43,121	43,456	42,930

TRUEBLUE, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 24, 2010	December 25, 2009
Assets
Current assets:
Cash and cash equivalents	$138,981	$124,377
Accounts receivable, net	133,775	105,246
Other current assets	13,866	18,440

Total current assets	286,622	248,063
Property and equipment, net	55,534	60,353
Restricted cash	117,654	124,012
Other assets, net	85,093	85,701

Total assets	$544,903	$518,129

Liabilities and shareholders’ equity
Current liabilities	$88,149	$84,835
Long-term liabilities	150,521	147,862

Total liabilities	238,670	232,697
Shareholders’ equity	306,233	285,432

Total liabilities and shareholders’ equity	$544,903	$518,129

TRUEBLUE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirty-Nine Weeks Ended
	September 24, 2010	September 25, 2009
Cash flows from operating activities:
Net income	$15,880	$6,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,888	12,662
Provision for doubtful accounts	5,828	11,337
Stock-based compensation	5,412	5,597
Deferred income taxes	1,986	4,081
Other operating activities	(141)	1,037
Changes in operating assets and liabilities:
Accounts receivable	(34,357)	(36,873)
Income taxes	1,345	12,917
Other assets	253	(1,095)
Accounts payable and other accrued expenses	1,489	(4,225)
Accrued wages and benefits	4,560	1,803
Workers’ compensation claims reserve	83	(9,094)
Other liabilities	123	(152)

Net cash provided by operating activities	14,349	4,661

Cash flows from investing activities:
Capital expenditures	(5,256)	(10,540)
Change in restricted cash	6,358	(5,860)
Other	(297)	85

Net cash provided by (used in) investing activities	805	(16,315)

Cash flows from financing activities:
Net proceeds from sale of stock through options and employee benefit plans	755	838
Common stock repurchases for taxes upon vesting of restricted stock	(1,467)	(820)
Payments on debt	(282)	(304)
Other	48	(996)

Net cash used in financing activities	(946)	(1,282)

Effect of exchange rates on cash	396	356

Net change in cash and cash equivalents	14,604	(12,580)

CASH AND CASH EQUIVALENTS, beginning of period	124,377	108,102

CASH AND CASH EQUIVALENTS, end of period	$138,981	$95,522

TRUEBLUE, INC.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 24, 2010	September 25, 2009	September 24, 2010	September 25, 2009
Major Revenue Trends
Organic revenue growth / (decline)	9.8%	(26.6%)	10.7%	(31.9%)
Acquisitions within last 12 months	0.0%	0.0%	0.0%	1.8%

Total revenue growth / (decline)	9.8%	(26.6%)	10.7%	(30.1%)

Organic Revenue Trends*
Same branch	11.1%	(18.8%)	13.2%	(25.8%)
Same branch excluding largest customer**	22.6%	(27.8%)	16.7%	(31.5%)
New branches	1.1%	0.1%	1.1%	0.1%
Closed branches	(2.2%)	(9.1%)	(3.4%)	(7.4%)
Currency	0.2%	(0.4%)	0.4%	(0.5%)

*	Percentages for organic revenue components do not sum to total organic revenue growth / (decline) as same branch growth is determined off a revenue base of branches open for 12 or more months, whereas other organic revenue growth components are measured off a total revenue base.
**	Excludes revenue from The Boeing Company and affiliates.

TRUEBLUE, INC.

Schedule of Year-Over-Year Same Branch Revenue Growth

(Unaudited)

January 2010	5.2%
February 2010	12.7%
March 2010	15.4%
Q-1 2010	11.5%
April 2010	18.3%
May 2010	22.9%
June 2010	11.9%
Q-2 2010	17.1%
July 2010	9.3%
August 2010	10.3%
September 2010	13.1%
Q-3 2010	11.1%